TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Appointment of James C. D’Arecca as Chief Financial Officer and
Retirement of Daniel A. Cartwright as Chief Financial Officer

BOCA RATON, Fla., June 1, 2020 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative women’s healthcare company, announced today the appointment of James C. D’Arecca as the Company’s Chief Financial Officer, effective June 1, 2020. Mr. D’Arecca succeeds Daniel A. Cartwright, who has retired from his position as the Company’s Chief Financial Officer, also effective June 1, 2020. Mr. Cartwright will remain with the Company as an advisor for a transitional period. Mr. D’Arecca joins TherapeuticsMD with broad experience in corporate and operational finance, most recently as Senior Vice President and Chief Accounting Officer of Allergan plc.

“I can’t imagine a more exciting time to join TherapeuticsMD,” says Mr. D’Arecca. “Having spent time in the women’s health market while at Allergan, I believe that TherapeuticsMD is well positioned to redefine women’s healthcare with a full portfolio of new and innovative products. I look forward to working with all my new colleagues as we position the company and our portfolio for continued growth.”

“I am thrilled that James has agreed to join TherapeuticsMD,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “James is a seasoned executive with a wealth of experience supporting high-growth commercially-focused pharmaceutical businesses and has a history of providing strong financial discipline and leadership. We look forward to adding James to our executive team. I believe he will help us continue our drive to build long-term shareholder value."

“I also want to congratulate Dan on his retirement,” said Mr. Finizio. “We want to thank him for nine years of outstanding service and dedication to our Company.”

About James C. D’Arecca

Prior to joining TherapeuticsMD, Mr. D'Arecca served as the Senior Vice President and Chief Accounting Officer of Allergan plc (formerly known as Actavis plc) from August 2013 until its merger with AbbVie Inc. in May 2020. Mr. D’Arecca was a key member of the finance team through Allergan’s journey from a generics manufacturer (Watson/Actavis) to a leading global pharmaceutical company. Mr. D’Arecca joined Actavis from Bausch & Lomb, where he served as its Chief Accounting Officer. Prior to Bausch & Lomb, he served in various roles of increasing responsibility at Merck & Co. Inc. and Schering-Plough in finance and business development. He also spent 13 years with PricewaterhouseCoopers, with an industry focus on pharmaceuticals, medical devices, and consumer products. Mr. D'Arecca earned his MBA from Columbia University, his B.S. in accounting from Rutgers University, and is a Certified Public Accountant.

About TherapeuticsMD

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The Company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the Company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the Company’s ability to protect the intellectual property related to its products; the effects of the COVID-19 pandemic; the Company’s ability to maintain or increase sales of its products; the Company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, BIJUVA® and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the Company will be able to comply with the covenants and conditions under its term loan facility, including the conditions to draw an additional tranche thereunder and whether the lender will make such tranche available; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the Company’s current or future approved products or preclude the approval of the Company’s future drug candidates; whether the FDA will approve the efficacy supplement for the lower dose of BIJUVA; the Company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the Company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the Company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the Company’s licensees to commercialize and distribute the Company’s products; the ability of the Company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the Company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the Company’s common stock and the concentration of power in its stock ownership. PDF copies of the Company’s historical press releases and financial tables can be viewed and downloaded at it website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com